AMENDED AND RESTATED VANGUARD TARGET RETIREMENT FUNDS
                         SPECIAL SERVICE AGREEMENT

     This AMENDED AND RESTATED AGREEMENT, made as of this ____ day of March, 2006, between VANGUARD CHESTER FUNDS, a Delaware statutory trust (the "Trust"), and THE VANGUARD GROUP, INC., a Pennsylvania corporation ("Vanguard").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 that offers the following series: o Vanguard Target Retirement Income Fund o Vanguard Target Retirement 2005 Fund o Vanguard Target Retirement 2015 Fund o Vanguard Target Retirement 2025 Fund o Vanguard Target Retirement 2035 Fund o Vanguard Target Retirement 2045 Fund (each a "Current Fund");

     WHEREAS, pursuant to the terms of the Vanguard Target Retirement Funds Special Service Agreement dated as of October 16, 2003, Vanguard provides certain services to the Current Funds;

     WHEREAS, the Trust now plans to offer the following series:

     - Vanguard Target Retirement 2010 Fund
     - Vanguard Target Retirement 2020 Fund
     - Vanguard Target Retirement 2030 Fund
     - Vanguard Target Retirement 2040 Fund
     - Vanguard Target Retirement 2050 Fund (together with the Current Funds, the "Funds");

     WHEREAS, each Fund employs a "fund of funds" investment strategy by investing in other registered investment companies managed or administered by Vanguard;

     WHEREAS, Vanguard provides management, administrative, transfer agency, dividend disbursing, investment advisory and other services to the Funds and certain other registered investment companies pursuant to a written agreement, which agreement may be amended from time to time, the current version being the Fourth Amended and Restated Funds' Service Agreement, dated June 15, 2001 (the "Funds' Service Agreement");

     WHEREAS, the Trust wishes to retain Vanguard to render to the Funds the services described in the preceding paragraph on slightly different terms than provided for in the Funds' Service Agreement, and Vanguard is willing to render such services on those terms; and

     WHEREAS, more than two-thirds of the registered investment companies that are parties to the Funds' Service Agreement have agreed that Vanguard may enter this Agreement with the Portfolio;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

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     1. In  consideration  for the  services  provided  to the Funds by Vanguard pursuant to the Funds' Service Agreement, Vanguard shall be entitled to receive from the Funds the out-of-pocket, incremental costs Vanguard incurs in providing such services.

     2. Notwithstanding anything in the Funds' Service Agreement to the contrary, a Fund:

(a) shall not be obligated or permitted to make a capital contribution or to acquire shares of Vanguard pursuant to Part I of the Funds' Service Agreement, except to the extent that the Fund's assets are not invested in shares of other Vanguard funds;

(b) shall not be allocated, or obligated to pay, any portion of the expenses of Vanguard pursuant to Section 3.2 of the Funds' Service Agreement, except as set forth in Section 1 of this Agreement or as otherwise determined by the Board of Directors of Vanguard pursuant to Section 3.2(A)(4) of the Fund Services' Agreement; and

(c) may have the expenses the Fund would otherwise bear pursuant to Section 1 of this Agreement and Section 2.1 of the Funds' Service Agreement reduced or eliminated by the savings that accrue to the benefit of the Vanguard funds by virtue of the operation of the Fund.

     3. Except as provided above, the parties agree that each Fund shall be subject to all the provisions of the Funds' Service Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed this ____ day of March 2006.

                                            VANGUARD CHESTER FUNDS



                                         By ___________________________
                                            John J. Brennan
                                            Chairman and Chief Executive Officer


                                            THE VANGUARD GROUP, INC.


                                         By _____________________________
                                            John J. Brennan
                                            Chairman and Chief Executive Officer